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[LOGO]                                                              NEWS RELEASE

                                Contact:         GREG JENKINS
                                                 HADSON CORPORATION
                                                 President, Chief Executive
                                                     Officer
                                                 214-640-6800


                         LG&E ENERGY TO ACQUIRE HADSON



FOR IMMEDIATE RELEASE                                       FEBRUARY  10, 1995

DALLAS, TEXAS -- Hadson Corporation ("HADSON") (NYSE: HAD) today announced that it and its two largest debt and equity holders, Santa Fe Energy Resources, Inc. and the Prudential Insurance Company of America, have executed definitive agreements with LG&E Energy Corp. of Louisville, KY whereby LG&E Energy will acquire all of Hadson's common stock, senior preferred stock, and debt for aggregate consideration of $143 million. Pursuant to the merger Hadson's public shareholders will receive $2.75 in cash for each share of Hadson common stock. Santa Fe and Prudential, who combined have voting control of approximately 65% of Hadson's common stock, have agreed to vote their common shares of Hadson in favor of the merger. The completion of these transactions, which is subject to certain regulatory filings and approvals, the vote of Hadson's shareholders as well as certain other conditions, is expected in the second quarter of this year.
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As had been previously announced, the board of directors of Hadson had formed a
Special Committee to evaluate proposals received by Hadson regarding a potential business combination with another company. The proposed merger with LG&E Energy was evaluated by this committee which then recommended the transaction to the full board of directors. The board of directors of Hadson approved the agreement with LG&E Energy.

HADSON is an independent supplier of energy products and services, which has operations in natural gas and gas liquids.